Third Quarter 2024 Update

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflicts in Ukraine and the Middle East; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and other risks.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q,10-K and other filings with the Securities and Exchange Commission (the “SEC”).

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Fellow Shareholders,
We remain focused on implementing our strategic plan designed to increase the net asset value of our portfolio of businesses, which should increase our stock price. The plan includes rebalancing our portfolio away from our public investments to primarily private company investments, improving the operational performance of our current portfolio companies and returning capital to our shareholders. We believe that we are successfully executing on all aspects of the strategy. Below are select highlights from across our portfolio:

Dayforce
•Cannae sold its remaining holdings of DAY in the third quarter, selling 1,000,000 shares for gross proceeds of $56 Million
•Since DAY's IPO in 2018, Cannae has sold 37.1 Million shares at an average price of $65.88, realizing $2.45 Billion in gross proceeds

The Watkins Company
•In October, Cannae and KDSA partnered to acquire a majority stake in the Watkins Company, a 156-year old flavoring products company based in Winona, Minnesota
•Watkins is a premium brand in the spices, seasonings and extracts category, one of the fastest growing segments in the US food industry and is well positioned for long-term growth and profitability
•Cannae invested $80 Million and holds an approximate 53% interest in the company
•The prior majority owner rolled a significant equity stake in the transaction and will be an important partner for Cannae

Capital Returned to Shareholders
•On November 7, 2024, our Board of Directors declared a quarterly cash dividend of $0.12 per common share, payable on December 31, 2024, to shareholders of record on December 17, 2024
•In 2024, Cannae has returned approximately $228 Million to shareholders, repurchasing nearly 14% of its common stock, and has returned $738 Million, repurchasing approximately 35%, of its common stock, since March 31, 2021
•Approximately 12 Million shares remain on Cannae's buyback authorization
Dun & Bradstreet
•Reported third quarter 2024 total revenue of $609 Million with organic constant currency revenue growth of 3.4% over the third quarter 2023, and 3.9% organic constant currency growth YTD 2024
•Adjusted EBITDA growth continued to exhibit strength, growing 5.1% to $247 Million in the third quarter of 2024, up from $235 Million in the prior year quarter
•The company's net leverage ratio was maintained at 3.7x and management expects to reach ~3.5x by year end 2024 as they continue to make progress towards their medium-term range of 3.0 – 3.25x in ‘25
Alight
•Announced Dave Guilmette as Chief Executive Officer and Vice Chairman of Alight
•Repurchased $75 Million of Alight shares during the third quarter 2024 and initiated a quarterly dividend of $0.04 per common share, beginning in the fourth quarter 2024
•Third quarter 2024 revenue from continuing operations was $555 Million, down 0.4% from the 2023 third quarter, while BPaaS revenue grew nearly 19% over the 2023 period to $121 Million
•Adjusted EBITDA from continuing operations was $118 Million in Q3 2024 compared to $100 Million in Q3 2023, ahead of prior expectation

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE

Paysafe
•Announced appointment of new CFO, John Crawford
•Revenue growth accelerated to 9% in second quarter 2024, 10% on a constant currency basis
•Increased guidance for full year revenue growth to a range of 7% to 8% over 2023, up 125 basis points from its original 2024 guidance midpoint and full year EBITDA growth to a range of 3% to 5%
•Paysafe announced it will report third quarter results on November 13, 2024, before market open
System1
•System1 reported its third quarter 2024 total revenue of $88.8 Million, a 1% increase to $87.8 Million in the 2023 third quarter
•Adjusted EBITDA of $10.3 Million for the third quarter 2024 represents a 27% increase from the third quarter 2023 mark of $8.1 Million
•Both total revenue and Adjusted EBITDA were above the high end of prior company guidance

Black Knight Football
•AFC Bournemouth sold striker Dominic Solanke for a club-record transfer fee of up to £65 Million, one of the highest transfer fees in the European football summer 2024 transfer window
•Acquired several new players, including striker Evanilson from Porto, goalkeeper Kepa Arrizabalaga on loan from Chelsea, Dean Huijsen from Juventus and Julian Araujo from Barcelona
•Each of the Cherries first four home Premier League matches set club revenue records, each approximately 10% higher than last season’s record high
Other
•As of November 11, 2024, Cannae had $40 Million in corporate cash and short-term investments and $49 Million of margin loan undrawn capacity, offset by $160 Million in outstanding debt

Sincerely,
`
WILLIAM P. FOLEY, II
Chairman

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Select Portfolio Updates

Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2024	September 30, 2023
Total revenues	$609.1	$588.5
Net income	$3.2	$4.4
EBITDA	$205.4	$195.2
Adjusted EBITDA	$247.4	$235.4

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

D&B reported third quarter 2024 total revenue of $609 Million compared to $588 Million in the prior year period. Revenue before the effect of foreign exchange was $607 Million, a 3.2% growth from 2023's third period total, while revenues on an organic constant currency basis increased grew 3.4% quarter over quarter. Third quarter growth came in better than expected as there was a timing shift in revenues out of the third quarter in the North America segment and YTD organic revenue growth is 3.9%.

Adjusted EBITDA increased to $247 Million for the third quarter 2024 compared to $235 Million in the prior year comparable period, an increase of 5.1%. Adjusted EBITDA margin expanded 60 basis points to 40.6% in the third quarter 2024 compared to 40.0% in the 2023 third quarter.

D&B continues to see strong demand for its core Master Data Management and Finance and Risk Solutions. In particular, third party and supply chain risk management continue to drive significant growth in both international and North America. D&B is also engaging in strategic alliances such as the ones announced with the Intercontinental Exchange and the London Stock Exchange Group to launch further into the capital and private market opportunities.

With the Intercontinental Exchange partnership, a new climate risk data offering for privately-held companies globally will be launched. The new service will be designed to provide transition risk data, including Greenhouse Gas Scope 1, 2 and 3, and physical risk data on tens of millions of public and private companies globally. This will be one of the broadest climate data offerings available on the market across public and private companies.

Regarding the London Stock Exchange Group, the multi-year collaboration is aimed to broaden access to private market information. The combination of London Stock Exchange Group’s capital markets data, including deals, private equity, news and research, with Dun & Bradstreet’s trusted private market data providing visibility on officers and directors, ownership insights and financial information for millions of companies globally, will enable investment and capital market firms to drive better data-driven financial assessments and decisions.

Retention rates remain at 96% and the Vitality Index remains elevated at 33% as D&B continues to deliver incremental value to its existing customers and drive new innovation like the newly released ChatD&B generative AI drive solution.

ChatD&B surfaces knowledge across the company’s data blocks, delivering actionable insights to its users ranging from prospecting to company due diligence. ChatD&B users can ask questions in conversational language, and it has the intelligence to access and analyze the underlying data to deliver the most relevant and accurate output.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
D&B continues to focus their capital allocation on sustainable organic growth acceleration, deleveraging the balance sheet and maintaining their dividend while being opportunistic in both M&A and share buybacks. Net leverage was maintained at 3.7 times and the team expects to be down to 3.5 times by year end.

In October 2024, D&B announced another quarterly cash dividend of $0.05 per share, to be paid on December 19, 2024, to shareholders of record as of December 5, 2024.

Management affirmed their previous guidance, with revenue expected to be on the low end of $2.40 Billion to $2.44 Billion and Adjusted EBITDA is expected to continue to be in the range of $930 Million to $950 Million.

Cannae holds 69 Million shares of D&B common stock, representing approximately 16% of D&B’s outstanding shares. As of November 11, 2024, the aggregate gross value of these shares was approximately $874 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2024	September 30, 2023
Total revenue	$555.0	$557.0
Net loss from continuing operations	$(44.0)	$(40.0)
EBITDA from continuing operations	$63.0	$74.0
Adjusted EBITDA from continuing operations	$118.0	$100.0

Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and over 35 million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.
Alight completed the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses, which is now called Strada, in July 2024, for up to $1.2 Billion. All figures below refer to the continuing business unless otherwise noted.
In its first quarter under CEO Dave Guilmette, Alight reported third quarter 2024 revenue of $555 Million, an increase of $17 Million, or 3.2%, over the $538 Million reported in the immediately preceding quarter, and down 0.4% from $557 Million in the third quarter of 2023. Recurring revenue comprised 91% of total revenue. Within recurring revenue, BPaaS revenue grew nearly 19% to $121 Million and represented nearly 22% of total revenue, compared to $102 Million and roughly 18% of revenue in the prior year third quarter.

The company posted a $44 Million net loss from continuing operations in the third quarter 2024, compared to $40 Million in the 2023 comparable quarter. Adjusted EBITDA from continuing operations increased to $118 Million, up $18 Million or 18%, from the $100 Million achieved in the prior year third quarter. Importantly, Adjusted EBITDA margin improved as well to 21.3% in the current year third quarter, up from 18.0% in the third quarter 2023. Notably, the 2024 results include revenue from services Alight is providing to Strada and is not burdened certain shared delivery and technology costs related to the Strada business.

Subsequent to closing the aforementioned divestiture, Alight used proceeds to repay $740 Million of its debt. At quarter end, the Company's net leverage was 2.9 times and its debt is 100% fixed through 2024 and 70% fixed through 2025. The company also used a portion of the sale proceeds to repurchase $75 Million of its shares, reducing total shares outstanding by 10.5 million shares, and raising the year-to-date total share buyback to $155 Million returned to shareholders via share buybacks. Alight has $93 Million remaining of share buyback authorization.

Additionally, the company initiated a quarterly dividend of $0.04 per Alight share, starting in the fourth quarter 2024. Shareholders of record on December 2, 2024 will be paid the dividend on December 16, 2024.

Management reaffirmed its second half 2024 guidance and expressed an expectation of double-digit annual recurring revenue bookings growth in the second half 2024, following a 9% increase in the first half. Alight increased its fourth quarter total revenue guidance by $10 Million at the midpoint versus previous second half guidance. The company also noted key wins this quarter from Hewlett Packard Enterprise, Nokia and Siemens. At quarter end, the company had 99% of 2024 revenue under contract as well as $1.8 Billion for the full year 2025, and $1.4 Billion for the full year 2026 and beyond.

Cannae holds 52.5 Million shares of Alight Class A common stock, representing approximately 10% of Alight’s outstanding shares. As of November 11, 2024, the aggregate gross value of these shares was approximately $392 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2024	June 30, 2023
Total revenues	$439.9	$402.3
Net loss	$(1.4)	$(1.8)
EBITDA	$109.5	$107.9
Adjusted EBITDA	$119.0	$113.0

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in fair value of Paysafe during the periods on a non-cash basis within Recognized gains (losses), net. Paysafe will report earnings for the period ended September 30, 2024 later in November 2024. Therefore, we present its results for the quarter ended June 30, 2024 herein.

Paysafe is a leading payments platform with an extensive track record of serving merchants and consumers in the global entertainment sectors. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry leading capabilities in payment processing, digital wallet, and online cash solutions. With over 25 years of online payment experience, an annualized transactional volume of $140 billion in 2023, and approximately 3,200 employees located in 12+ countries, Paysafe connects businesses and consumers across 260 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

Paysafe continued its growth momentum in the second quarter, delivering high-quality revenue growth that accelerated 9% over the prior year quarter. Revenue growth was driven by strong performance across all major product lines combined with the successful execution of their 2024 strategic growth initiatives and investments. Excluding a $2.1 Million unfavorable impact from changes in foreign exchange rates, total revenue increased 10%.

Given the strong performance in the first half of the year, management raised its guidance for full year 2024 revenue growth to a range of 7% to 8% over 2023, up 125 basis points from its original 2024 guidance midpoint.

Paysafe reported net loss of $1.4 Million in the second quarter of 2024, a slight decrease from a loss of $1.8 Million in second quarter 2023. Adjusted EBITDA increased by 5%, in the second quarter to $119 Million. Excluding a $0.7 Million unfavorable impact from changes in foreign exchange rates, adjusted EBITDA increased 6%.

The company's second quarter operating cash flow was $54.1 Million, compared to $50.2 Million in the prior year period, which was mainly driven by movements in working capital.

Paysafe delivered continued progress on its capital structure and shareholder returns in the second quarter of 2024, reducing net leverage to 4.8x Adjusted EBITDA at quarter-end compared to 5.0x at December 31, 2023. The company also repurchased 0.7 Million shares for $11 Million in the 2nd quarter 2024.

In September, Paysafe announced the transition of Alex Gersh to an advisory role and appointed John Crawford as its Chief Financial Officer. Crawford joins the company from FIS where he served as Executive Vice President—Strategy, M&A and Venture Capital, leading global corporate development, overseeing all of FIS’s acquisitions, divestitures and joint ventures, and global venture investing. Mr. Crawford also served in leadership roles at Bank of America Merrill Lynch and Bear Stearns, and in commercial finance at GE Capital.

The company announced that it will release its results for the third quarter 2024 on November 13, 2024, before market open.

Cannae holds 3.4 Million PSFE shares, or approximately 5.5% of Paysafe’s outstanding shares. As of November 11, 2024, the aggregate gross value of these securities was approximately $87 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
System1, Inc.
(NYSE: SST)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2024	June 30, 2023
Total revenues	$94.6	$96.9
Net loss from continuing operations	$(34.8)	$(29.5)
EBITDA	$(7.2)	$(4.2)
Adjusted EBITDA	$9.9	$6.1

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, and the delivery of high-intent customers to advertising partners. For more information, visit system1.com.

Cannae reports its equity in earnings or loss of System1 on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended June 30, 2024, and 2023.

System1 reported results for the third quarter 2024 on November 7, 2024. The company reported total revenue of $88.8 Million for the 2024 third quarter, a $1 Million increase from $87.8 Million in the 2023 comparable quarter and above the high end of System1's previous guidance of $86 Million to $88 Million.

Net loss was $31 Million for the third quarter 2024, compared to net loss from continuing operations of $26 Million in the third quarter 2023. The company posted third quarter 2024 Adjusted EBITDA of $10.3 Million, a 27% increase from $8.1 Million in the third quarter of 2023 and also exceeding the high end of System1's prior guidance of $8 Million to $10 Million.

The company noted CouponFollow.com experienced a 100% year-over-year increase in organic sessions to its website during third quarter 2024, while its savings-focused browser extensions also increased by 100% due to robust distribution partnerships.

In October, the company announced the release of Private Maps by MapQuest – the first app from a leading mapping brand specifically designed to protect users’ privacy. Private Maps keeps your routes private with no tracking, no sharing of your data and no ads. The "Anonymous Mode" in Private Maps automatically clears your search history when you close the app or with the push of a button, and has a "Private Favorites" feature where your go-to places are saved only on your device.

Cannae holds 27.0 Million shares of SST, or approximately 29% of outstanding shares. As of November 11, 2024, the aggregate gross value of these shares was approximately $29 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE

Black Knight Football
(Private)

Black Knight Football Club, LP ("Black Knight Football" or "BKFC"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across Black Knight Football’s network of owned and operated clubs, while driving both strong on-field performance and financial results. BKFC owns 100% of AFC Bournemouth ("AFCB" or the "Cherries"), a football club competing in the highest level of the men's English football league system, the Premier League, and minority interests in FC Lorient (French Ligue 2) and Hibernian FC (Scottish Premiership).

AFC Bournemouth

The club finalized the sale of Dominic Solanke for a club record £65 Million transfer fee in August 2024, a testament to his significant growth as a player while on the Cherries' squad and the significant achievements of the club in the 2023/2024 season. The transfer fee received for Solanke was the largest in the Cherries' history and the second highest transfer fee for a Premier League player in the 2024 summer transfer window. The club also loaned several players out to other clubs, ensuring playing time for fringe roster players and generating significant player cost savings.

The Cherries also spent the summer transfer window adding to its already well-established roster, acquiring striker Evanilson from Porto, goalkeeper Kepa Arrizabalaga on loan from Chelsea, Dean Huijsen from Juventus and Julian Araujo from Barcelona.

Following the significant changes in the squad, the Cherries have had a strong start to the 2024/2025 season, including a recent win over Manchester City for the first time in the club's history and the first loss suffered by the previous Premier League champion in 32 Premier League matches. The Cherries are currently in 12th place in the Premier League.

The Cherries success in the 2023/2204 season has also resulted in continued commercial growth. Sponsorship and advertising revenues have continued their double-digit growth driven by several renewed agreements at higher rates or extended activation and engagement, as well as new agreements such as bj88 as the club's front-of-shirt partners, LEOS International as sleeve sponsor, Utilita, as its Energy and Sustainability Partner, and an innovative partnership with WWE 2K.

On the ticketing side of the business, each of the Cherries' first four home Premier League Matches set club revenue records, each approximately 10% higher than last season's record high.

Other Group Updates

FC Lorient spent the off season prudently rebalancing its playing squad in advance of the Ligue 2 season. They started the 2024/2025 season strong and are currently in 2nd place in Ligue 2.

BKFC are optimistic to strengthen our ties with Hibernian FC in the coming months and help them move up in the standings.

As of November 11, 2024, Cannae has invested $204 Million, representing an approximate 48% ownership interest in Black Knight Football.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE

Cannae Restaurant Group
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2024	September 30, 2023
Total revenues	$102.1	$131.2
Net earnings (loss)	$3.3	$(24.6)
EBITDA	$7.4	$(17.2)
Adjusted EBITDA	$0.1	$0.5

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar restaurant concepts, in which Cannae has 88.5% and 65.4% equity ownership interests, respectively. The Ninety Nine brand was founded in 1952 and consists of 93 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 58 company-owned and four franchise locations in thirteen Southern and Midwestern states. Both brands are focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com and www.ocharleys.com.
Our Restaurant Group continues to focus on increasing guest counts and on continued rationalizing of support costs.

Sames store sales and guest counts are industry metrics used to evaluate the current and long-term health of restaurants. Addressing the decline in guest counts became a key focus when same store guest counts in the third quarter of 2024 were 11% lower than the prior year quarter, and 2% lower compared to the immediately preceding quarter.

The Restaurant Group began executing a value-driven strategy to reverse the downward trend in guest counts through menu optimizations and targeted marketing campaigns late in the third quarter of 2024. While the primary focus is on value, the Restaurant Group ensured higher priced options were being strategically marketed to maintain overall guest check averages. Initial results indicate favorable guest count trends as a result of this strategy with August, September year-over-year guest counts down favorable compared to the first two quarters of the year.

Leveraging a stronger guest count base, the brands are driving additional sales through a combination of continued menu optimizations, marketing campaigns and strategic pricing actions to run through the fourth quarter of 2024 and the first quarter of 2025.

Management continues to reduce the support center and shared brand costs and have identified further third-party savings during the quarter. Certain of the underlying agreements related to these savings are long term in nature, and accordingly will be reflected in earnings and cash flows in the first quarter of 2025.

As of November 11, 2024, Cannae has invested $141 Million in the Restaurant Group.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Computer Services, Inc.
(Private)

Computer Services, Inc. (CSI) delivers fintech, regtech and cybersecurity solutions to financial institutions and corporate customers, both foreign and domestic. In addition to its reputation for providing expert service, CSI focuses on propelling crucial technology advancements, accelerating speed-to-market and deploying solutions for fraud and anti-money laundering, account origination, small-to-medium businesses and treasury management, managed IT services and cybersecurity, real-time payments, open banking, Banking as a Service and more. From top global brands to community financial institutions across the nation, CSI delivers agile technology to its partners that is designed to accelerate their growth and maximize their success. For more information, visit csiweb.com.

At the quarter close, CSI announced record-setting revenue growth in the first half of its 2025 fiscal year. The company secured 18 new core deals and launched multiple partnerships that expanded its comprehensive financial services software suite.

CSI’s NuPoint® core banking system recently secured the “XCelent Breadth of Functionality” award in Celent’s “Retail Banking Core Banking Systems: North American Community Bank Edition” report and was recognized as a “Functionality Standout.” CSI was also recently recognized in the 2024 IDC FinTech Rankings as one of the Top 50 fintechs.

Earlier in September, CSI announced the acquisition of Velocity Solutions ("Velocity"). Velocity offers financial institutions best-in-class account and deposit acquisition, customer engagement and retention solutions as well as intelligent software for serving consumer liquidity through overdraft management. Through the Velocity Intelligent Platform®, the company’s powerful analytics support banks and credit unions in managing risk while driving revenue, account holder engagement and non-interest income. With a track record spanning nearly 30 years, Velocity Solutions currently services more than 30 million consumers and business owners.

The Velocity transaction follows the partnership with TruStage Compliance Solutions announced in the second quarter of 2024, another trusted industry provider with over 30 years' experience in the compliance technology industry, and its warranted documents and compliance technology are used by more than 5,000 financial institutions nationwide. Before its partnership with CSI, TruStage served as the exclusive document provider for Hawthorn River, an industry-leading loan origination solution in the community banking space, which was acquired by CSI in 2023.

CSI noted that its first half fiscal 2025 revenue growth included an increase of its Hawthorn River customer base by 27%.

As of November 11, 2024, Cannae holds a 6% indirect economic interest of CSI valued at approximately $90 Million.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE

The Watkins Company
(Private)

From the bluffs high above the Mississippi River in Winona, Minnesota, comes the purity of The Watkins Company. For over 150 years, Watkins has been heralded as purveyors of flavor, with an unwavering commitment to crafting award-winning gourmet flavoring products from high-quality, natural ingredients, without the use of artificial flavors and colors, GMOs, corn syrup or gluten. For more information on The Watkins Company, please visit www.watkins1868.com.

In October, Cannae Holdings and KDSA Investment Partners acquired a majority interest the Watkins Company (“Watkins”). This transaction is only the second time in the company’s 156-year history that majority ownership has changed. The prior majority owner, which has owned Watkins for the past 46 years, has rolled a significant equity stake into the transaction, and will partner with Cannae and KDSA.

Watkins is well positioned as a premium brand with a full line of natural and organic flavoring products that addresses a diverse set of occasions across spices, seasonings, extracts, decorating, and dry seasoning mixes. The total Spices, Seasonings and Extracts category in the United States is approximately $6 Billion, and Watkins is the second largest extracts brand and one of the fastest-growing organic spice brands.

The spices, seasonings and extracts category is one of the fastest growing segments in the US food industry, with robust secular tailwinds as consumers look for healthy options to add more flavor to their meals. Within this attractive segment of the food industry, Watkins is one of the fastest growing brands, having consistently increased market share over the last few years. The brand’s growth is driven by its strong positioning as a premium but affordable natural and organic option for consumers, offering high-quality products with 150+ years of craftsmanship and expertise.

While the company has grown meaningfully over the last decade, Watkins still has significant runway both within retail, including new and existing customers, and other new channels and geographies. The primary driver of this growth will be continued distribution gains for its core products within the grocery channel, where the company still has substantial whitespace.

In addition to a strong track record and runway for continued organic growth, there is also significant opportunity for additional acquisitions to drive inorganic growth. The spices, seasonings and extracts category is quite fragmented outside of the two largest players, with dozens of other brands. Additional acquisitions could help bolster the company’s positioning within the category and drive additional value creation going forward.

Watkins has an attractive financial profile, growing revenue in the mid-single-digits over the past five years with strong free cash flow conversion and return on invested capital. The company owns its manufacturing facility and proudly produces nearly all of its products across multiple categories, with significant capacity to grow.

As of November 11, 2024, Cannae has invested $80 Million in Watkins, including $20 Million structured as a convertible preferred investment with an 8% annual dividend, to acquire a 53% (fully diluted) interest.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
THIRD QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2024	2023
Three months ended September 30,
Restaurant revenue	$102.1	$131.2
Other operating revenue	11.8	12.4
Total operating revenues	113.9	143.6
Cost of restaurant revenue	93.0	115.9
Personnel costs	18.1	16.2
Depreciation and amortization	3.3	5.9
Other operating expenses, including asset impairments	17.6	57.5
Total operating expenses	132.0	195.5
Operating loss	(18.1)	(51.9)
Interest, investment and other income	0.8	3.4
Interest expense	(2.9)	(5.8)
Recognized gains (losses), net	23.4	(130.8)
Total other income (expense), net	21.3	(133.2)
Earnings (Loss) before income taxes	3.2	(185.1)
Income tax benefit	(6.2)	(40.5)
Losses of unconsolidated affiliates	(26.9)	(26.0)
Less: losses attributable to noncontrolling interests	(3.9)	(13.3)
Net loss attributable to Cannae common shareholders	$(13.6)	$(157.3)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(0.22)	$(2.18)
EPS attributable to Cannae common shareholders - diluted	$(0.22)	$(2.18)
Cannae weighted average shares - basic	62.4	72.1
Cannae weighted average shares - diluted	62.4	72.1

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
YEAR-TO-DATE STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2024	2023
Nine months ended September 30,
Restaurant revenue	$316.2	$424.9
Other operating revenue	26.4	25.8
Total operating revenues	342.6	450.7
Cost of restaurant revenue	279.3	375.8
Personnel costs	60.5	43.1
Depreciation and amortization	10.0	15.6
Other operating expenses, including asset impairments	74.5	110.4
Total operating expenses	424.3	544.9
Operating loss	(81.7)	(94.2)
Interest, investment and other income	3.6	8.9
Interest expense	(7.5)	(14.2)
Recognized losses, net	(130.3)	(120.9)
Total other (expense) income	(134.2)	(126.2)
Loss before tax	(215.9)	(220.4)
Income tax expense (benefit)	13.5	(59.7)
Losses of unconsolidated affiliates	(34.9)	(107.2)
Less: losses attributable to noncontrolling interests	(5.8)	(19.3)
Net loss attributable to Cannae common shareholders	$(258.5)	$(248.6)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(3.97)	$(3.34)
EPS attributable to Cannae common shareholders - diluted	$(3.97)	$(3.34)
Cannae weighted average shares - basic	65.1	74.5
Cannae weighted average shares - diluted	65.1	74.5

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
BALANCE SHEETS

	September 30, 2024	December 31, 2023
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$160.7	$106.2
Short-term investments	8.9	15.6
Other current assets	19.7	29.5
Income tax receivable	25.5	26.0
Total current assets	214.8	177.3
Investments in unconsolidated affiliates	1,495.2	1,718.8
Equity securities, at fair value	89.8	290.9
Lease assets	137.7	143.5
Property and equipment, net	63.1	58.7
Other intangible assets, net	15.4	16.8
Goodwill	53.4	53.4
Deferred tax asset	69.4	82.0
Other long term investments and noncurrent assets	147.4	145.3
Total assets	$2,286.2	$2,686.7
Current liabilities:
Accounts payable and other accrued liabilities	$55.8	$74.2
Lease liabilities, current	14.3	13.9
Deferred revenue	12.2	16.9
Notes payable, current	1.9	2.5
Total current liabilities	84.2	107.5
Notes payable, long-term	179.3	102.5
Lease liabilities, long-term	134.7	142.2
Accounts payable and other accrued liabilities, long-term	25.2	25.3
Total liabilities	423.4	377.5
Additional paid-in capital	2,005.0	1,977.0
Retained earnings	620.8	901.3
Treasury stock	(724.6)	(533.9)
Accumulated other comprehensive loss	(17.2)	(19.9)
Noncontrolling interests	(21.2)	(15.3)
Total equity	1,862.8	2,309.2
Total liabilities and equity	$2,286.2	$2,686.7

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, transition costs, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other non-operating expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Paysafe management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA, when considered together with Paysafe's results presented in accordance with GAAP, provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

System1

We include System1's Adjusted EBITDA, a non-GAAP financial measure, in this release as it represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expenses, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 management believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended September 30,
Net income attributable to D&B	$3.2	$4.4
Depreciation and amortization	144.8	146.7
Interest expense, net	59.2	55.3
Income tax benefit	(1.8)	(11.2)
EBITDA	205.4	195.2
Other expense, net	0.9	3.3
Equity in net income of affiliates	(0.3)	(0.6)
Net income attributable to noncontrolling interest	1.0	0.9
Equity-based compensation	16.3	20.8
Restructuring charges	7.8	1.6
Merger, acquisition and divestiture-related operating costs	0.4	1.4
Transition costs	14.7	11.7
Other adjustments	1.2	1.1
Adjusted EBITDA	$247.4	$235.4

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Alight completed the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses in July 2024. All figures below refer to the continuing business.

Adjusted EBITDA Reconciliation for Continuing Operations
(In Millions) (Unaudited)

	2024	2023
Three months ended September 30,
Net loss from continuing operations	$(44.0)	$(40.0)
Interest expense, net	19.0	34.0
Income tax expense (benefit)	(9.0)	(14.0)
Depreciation and amortization	97.0	94.0
EBITDA from continuing operations	63.0	74.0
Share-based compensation	11.0	29.0
Transaction and integration expenses (1)	21.0	6.0
Restructuring	12.0	15.0
Gain from change in fair value of financial instruments	(23.0)	(36.0)
Loss from change in fair value of tax receivable agreement	27.0	11.0
Other	7.0	1.0
Adjusted EBITDA from continuing operations	$118.0	$100.0
Revenue	$555.0	$557.0
Adjusted EBITDA Margin from continuing operations	21.3%	18.0%
_____________________________________________
(1) Transaction and integration expenses relate to acquisition and divestiture activity.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Paysafe
Beginning in the fourth quarter of 2023, Cannae accounts for its investment in Paysafe at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in Paysafe.

Paysafe reports earnings for the period September 30, 2024 at a date after Cannae reports. Therefore, we present its results for the quarter ended June 30, 2024 herein. Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended June 30,
Net loss	$(1.4)	$(1.8)
Interest expense, net	37.1	36.8
Income tax expense	5.2	6.5
Depreciation and amortization	68.6	66.4
EBITDA	109.5	107.9
Share-based compensation	13.0	10.9
Impairment expense on goodwill and intangible assets	—	0.2
Restructuring and other costs	0.7	1.3
Loss on disposal of subsidiaries and other assets, net	0.1	—
Other income, net	(4.3)	(7.3)
Adjusted EBITDA	$119.0	$113.0

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

The Company reports its share of the results of System1 on a three-month lag. Accordingly, our results of operations for the three months ended September 30, 2024 and 2023 include our ratable portion of System1's net loss for the three months ended June 30, 2024 and 2023, respectively.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	2024	2023
Three months ended June 30,
Net loss from continuing operations	$(34.8)	$(29.5)
Interest expense, net	7.9	12.3
Income tax benefit	(0.2)	(6.7)
Depreciation and amortization	19.9	19.7
EBITDA from continuing operations	(7.2)	(4.2)
Other expense	—	0.3
Equity-based compensation	3.4	4.3
Non-cash revaluation of warrant liability	(1.5)	2.0
Gain on extinguishment of debt	(0.4)	—
Acquisition and restructuring costs	15.6	3.7
Adjusted EBITDA from continuing operations	$9.9	$6.1

	2024	2023
Three months ended September 30,
Net loss from continuing operations	$(30.6)	$(25.9)
Interest expense, net	8.0	13.1
Income tax benefit	0.6	(1.1)
Depreciation and amortization	20.1	19.6
EBITDA from continuing operations	(1.9)	5.7
Other expense	—	0.6
Equity-based compensation	3.8	5.3
Non-cash revaluation of warrant liability	0.3	(7.5)
Loss on extinguishment of debt	—	0.6
Acquisition and restructuring costs	8.1	3.4
Adjusted EBITDA from continuing operations	$10.3	$8.1

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Restaurant Group

Cannae accounts for its ownership of the Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended September 30,
Net earnings (loss)	$3.3	$(24.6)
Interest expense, net	1.5	2.2
Income tax expense	—	(0.1)
Depreciation and amortization	2.6	5.3
EBITDA	7.4	(17.2)
Noncontrolling interest benefit	(4.2)	(13.6)
Non-cash impairment expense	0.2	30.2
Non-recurring recognized (gain) loss, store disposal costs and other (1)	(3.3)	1.1
Adjusted EBITDA	$0.1	$0.5
_____________________________________________
(1) Includes recognized gains and losses and costs incurred to dispose of fixed assets and other non-recurring costs including severance expense.

CANNAE HOLDINGS, INC. / THIRD QUARTER 2024 UPDATE
Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman of the Board, Chief Executive Officer, and Chief Investment Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
EVP, General Counsel and Corporate Secretary

Brett A. Correia
Chief Accounting Officer

THIRD QUARTER 2024
CONFERENCE CALL DETAILS

Date: November 12, 2024
Time: 5:00 pm ET
Participant dial-in:
1-800-245-3047 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10192308. The telephonic replay will be available until 11:59 pm ET on November 26, 2024.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman of the Board, Chief Executive Officer, and Chief Investment Officer
Cannae Holdings, Inc.

Douglas K. Ammerman
Retired Partner
KPMG LLP

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman and Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President and Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Erika Meinhardt
Director
Cannae Holdings, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
8474 Rozita Lee Avenue, Suite 300
Las Vegas, NV 89113

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING INFORMATION

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis
203-428-3223
jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com